UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 23, 2022

Evolve Transition Infrastructure LP

(Exact name of registrant as specified in its charter)

Delaware	001-33147	11-3742489
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification No.)

1360 Post Oak Blvd, Suite 2400
Houston, TX	77056
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 783-8000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Units representing limited partner interests	SNMP	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01  Entry into a Material Definitive Agreement.

As previously disclosed, on June 24, 2021, Evolve Transition Infrastructure LP (“Evolve”) increased the tariff rate for interruptible throughput volumes from the eastern portion (“Eastern Catarina”) of Mesquite Energy, Inc.’s (“Mesquite”) acreage position in Dimmitt, La Salle, and Webb counties in Texas (“Catarina Acreage”). Despite the increase, Mesquite continued to short-pay invoices and was paying the fees being charged for throughput volumes from the western portion of Mesquite’s Catarina Acreage (“Western Catarina”) for all throughput volumes from Eastern Catarina (the “Tariff Short-Pay”). As previously disclosed, on August 30, 2021, Catarina Midstream, LLC, Evolve’s wholly owned subsidiary (“Catarina Midstream”) initiated a non-administered arbitration against SN Catarina, LLC (“SN Catarina”) pursuant to the International Institute for Conflict Prevention & Resolution Non-Administered Arbitration Rules (the “Catarina Arbitration”). The Catarina Arbitration sought to bring commercial resolution to the tariff rate on Eastern Catarina. Notwithstanding the Tariff Short-Pay, all disputed amounts were held in accounts receivable during the pendency of the Catarina Arbitration. Thereafter, Mesquite and SN Catarina initiated adversary proceeding 21-03931 (MI) (the “Mesquite Adversary”) against Evolve and Catarina Midstream in the United States Bankruptcy Court for the Southern District of Texas, Houston Division (the “Bankruptcy Court”).

Also as previously disclosed, on May 27, 2022, in order to resolve the various claims, defenses, causes of action, and other disputes between and among SN Catarina, Catarina Midstream, Mesquite, Evolve, Evolve Transition Infrastructure GP, LLC, the general partner of Evolve (“Evolve GP”), SP Holdings, LLC (“SP Holdings”), and SN Operating LLC (“SN Operating,” collectively, with SN Catarina, Catarina Midstream, Mesquite, Evolve, Evolve GP, and SP Holdings, the “Settlement Parties”), including the Catarina Arbitration and the Mesquite Adversary, (i) the Settlement Parties entered into that certain Settlement Agreement (the “Settlement Agreement”); and (ii) Mesquite, SN Catarina, and SN Operating filed with the Bankruptcy Court a motion pursuant to Rule 9019 of the Bankruptcy Rules seeking the approval of the Settlement Agreement on an expedited basis (the “9019 Motion”). On June 7, 2022, Evolve issued a press release announcing the Bankruptcy Court’s granting of the 9019 Motion and issuance of the Approval Order.

The Approval Order became final and non-appealable on June 21, 2022, thereby triggering the Effective Date (as defined in the Settlement Agreement) of the Settlement Agreement.

Payment of Settlement Amount

In accordance with the terms of the Settlement Agreement, on June 23, 2022, Mesquite paid $10 million (the “Settlement Amount”) to Evolve.

Mutual Release

Also on June 23, 2022, concurrently with the payment of the Settlement Amount, each of the Settlement Parties executed and delivered to each other Settlement Party that certain Mutual Release Agreement, which provides for, among other things, the release of any and all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, contracts, damages, judgments, claims, and demands whatsoever, in law or equity, known or unknown, asserted or unasserted, including, but not limited to claims that were or could have been asserted through May 27, 2022, in each case with respect to the accounts receivable attributable to the Tariff Short-Pay or otherwise in connection with the Catarina Arbitration or the Mesquite Adversary (the “Mutual Release”).

The foregoing description of the Mutual Release does not purport to be complete and is qualified in its entirety by reference to such document, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Assignment Agreement

Also on June 23, 2022, as a result of the occurrence of the Effective Date and concurrently with the payment of the Settlement Amount, Evolve and Mesquite executed and delivered to each other that certain Assignment Agreement, pursuant to which, among other things, Evolve assigned to Mesquite any claims of Evolve arising out of or related to the conduct alleged in Sanchez Oil & Gas Corp., et al. v. Terra Energy Partners LLC, et al., Cause No. 2016-18909 (Dist. Ct., Harris County, Texas, 11th Jud’l Dist.) (the “Assignment Agreement”).

The foregoing description of the Assignment Agreement does not purport to be complete and is qualified in its entirety by reference to such document, which is filed as Exhibit 10.2 hereto and incorporated herein by reference.

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Exhibit
10.1

Mutual Release Agreement, effective as of May 27, 2022, by and among Mesquite Energy, Inc., SN Catarina, LLC, SN Operating LLC, Evolve Transition Infrastructure LP, Catarina Midstream, LLC, Evolve Transition Infrastructure GP LLC and SP Holdings, LLC.

10.2	Assignment Agreement, dated June 23, 2022, by and between Evolve Transition Infrastructure LP and Mesquite Energy, Inc.
104	Cover Page Interactive Data File (formatted as Inline XBRL).

_________________

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EVOLVE TRANSITION INFRASTRUCTURE LP
By: Evolve Transition Infrastructure GP LLC, its general partner

Date: June 28, 2022	By:	/s/ Charles C. Ward
Charles C. Ward
Chief Financial Officer and Secretary

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